Exhibit 5.1


                                   August 26, 1999


French Fragrances, Inc.
14100 NW 60th Avenue
Miami Lakes, Florida 33014

Ladies and Gentlemen:

        I have acted as counsel to French Fragrances, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the "Registration Statement"). The Registration Statement relates to the proposed sale by certain shareholders of the Company listed in the Registration Statement (the "Selling Shareholders") of an aggregate of 1,285,000 shares (the "Shares") of Common Stock, $.01 par value per share of the Company. The Shares include (a) 1,235,000 Shares (the "FMG Shares") which are issuable upon the exercise of warrants issued to Fragrance Marketing Group, Inc. ("FMG") and certain of its former employees (the "Employees") in May 1996 (the "FMG Warrants"), and (b) 50,000 Shares (the "Bank Shares") which were issued upon the exercise of warrants that were granted in March 1996 to the lenders under the Company's then-existing bank credit facility. Accordingly, FMG, the Employees and the holders of the Bank Shares are listed as Selling Shareholders.

        In connection therewith, I have examined the Company's Amended and Restated Articles of Incorporation, as amended, and the By-Laws, resolutions of the Board of Directors of the Company and such other corporate documents and records, certificates of public officials and questions of law as I have deemed necessary or appropriate for purposes of this opinion. I have also reviewed the relevant statutory provisions of the Florida Business Corporation Act, and such other legal authority in Florida as I have deemed relevant.

        Based upon and subject to the foregoing, I am of the opinion that (i) the FMG Shares, when issued and paid for upon the exercise of the FMG Warrants in accordance with their terms and delivered as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable, and (ii) the Bank Shares are validly issued, fully-paid and non-assessable.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters."

                                 Very truly yours,
                                 /s/ Oscar E. Marina
                                 Oscar E. Marina, Esq.